Prospect Capital Makes Additional Secured Term C Debt Investment in Unitek

NEW YORK, NY -- 03/10/2008 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has made an additional secured Term C debt investment of approximately $6.5 million in Unitek Acquisition, Inc. ("Unitek"), a leading provider of outsourced technical services based in Blue Bell, Pennsylvania. Prospect now has extended in the aggregate $11.5 million of debt capital to Unitek.

Unitek provides installation, maintenance, repair, construction, and other technical services to customers in the satellite television, telecommunications, broadband cable, and cellular industries. Unitek's CEO, Scott Hisey, has more than 18 years of industry experience and was previously the chief operating officer of another communications services company.

Prospect's debt supports the equity investment of HM Capital Partners, L.P. ("HM"), an affiliate of the $1.6 billion Dallas-based private equity sponsor previously known as Hicks, Muse, Tate & Furst, Inc.

"We are pleased with Unitek's continued growth, and greatly value the relationship with HM Capital, a top-tier private equity sponsor," said Gautam Shirhattikar, a Vice President with Prospect Capital Management.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577